Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-187202) and related Prospectus of Consolidated Communications Holdings, Inc. for the registration of debt securities and to the incorporation by reference therein of our reports dated March 12, 2013, with respect to the consolidated financial statements of Consolidated Communications Holdings, Inc., and the effectiveness of internal control over financial reporting of Consolidated Communications Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri
March 20, 2013